Filed Pursuant to Rule 433
Registration No. 333-213187

Pricing Term Sheet

5-year Senior Fixed Rate Notes due 2023

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of A$275,000,000 3.752% senior notes due 2023 (the “Notes”)

Issue Price:	100.000%

Maturity Date:	July 19, 2023

Interest Rate:	3.752%

Spread to Benchmark:	Semi/Quarterly Coupon Matched Asset Swap + 140 basis points

Reoffer Yield:	3.752%

Interest Payment Dates:	January 19 and July 19 of each year, starting on January 19, 2019. Such semiannual interest will amount to A$18.76 per A$1,000 in principal amount of the Notes.

Day Count:	ACT/ACT (ICMA), unadjusted

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 11, 2018

Settlement Date:	July 19, 2018 (T+6)

Business Days:	Sydney, New York, London and Tokyo

Minimum Denomination:	A$250,000 and integral multiples of A$1,000 in excess thereof (issues, sales and transfers in Australia are subject to a minimum consideration payable of A$500,000)

Listing:	Singapore Exchange Securities Trading Limited

Settlement	Euroclear and Clearstream

Billing and Delivering:	Mizuho Securities Asia Limited

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities Asia Limited, Australia and New Zealand Banking Group Limited, Citigroup Global Markets Limited and National Australia Bank Limited

ISIN:	XS1856031056

Common Code:	185603105

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities Asia Limited, at +852-2685-2000, Australia and New Zealand Banking Group Limited, at +61-2-8037-0200, Citigroup Global Markets Limited, toll free at +1-800-831-9146 or National Australia Bank Limited, collect at +852-2826-8111.

Pricing Term Sheet

Senior Floating Rate Notes due 2023

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of A$350,000,000 senior floating rate notes due 2023 (the “Notes”)

Issue Price:	100.000%

Maturity Date:	July 19, 2023

Interest Rate:	Three-month BBSW plus 1.40%. Three-month BBSW will be determined at approximately 10:15 a.m. (Sydney time) on the interest determination date

Interest Payment Dates:	Payable quarterly in arrears on each A$1,000 in principal amount of the Notes on January 19, April 19, July 19 and October 19 of each year, starting on October 19, 2018

Day Count:	ACT/365F, adjusted

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 11, 2018

Settlement Date:	July 19, 2018 (T+6)

Business Days:	Sydney, New York, London and Tokyo

Minimum Denomination:	A$250,000 and integral multiples of A$1,000 in excess thereof (issues, sales and transfers in Australia are subject to a minimum consideration payable of A$500,000)

Listing:	Singapore Exchange Securities Trading Limited

Settlement:	Euroclear and Clearstream

Billing and Delivering:	Mizuho Securities Asia Limited

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities Asia Limited, Australia and New Zealand Banking Group Limited, Citigroup Global Markets Limited and National Australia Bank Limited

ISIN:	XS1856031213

Common Code:	185603121

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities Asia Limited, at +852-2685-2000, Australia and New Zealand Banking Group Limited, at +61-2-8037-0200, Citigroup Global Markets Limited, toll free at +1-800-831-9146 or National Australia Bank Limited, collect at +852-2826-8111.